As filed with the Securities and Exchange Commission on May 8, 2023
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
WEWORK INC.
(Exact name of registrant as specified in its charter)
Delaware	85-1144904
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
75 Rockefeller Plaza, 10th Floor
New York, NY 10019
(646) 389-3922
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)
Sandeep Mathrani
Chief Executive Officer c/o WeWork Inc.
75 Rockefeller Plaza, 10th Floor
New York, NY 10019
(646) 389-3922
(Name, address, including zip code and telephone number, including area code, of agent for service)
With copies to:
Kerry S. Burke Covington & Burling LLP One CityCenter 850 Tenth Street, NW Washington, DC 20001 (202) 662-6000	Pamela Swidler, Esq. WeWork Inc. 75 Rockefeller Plaza, 10th Floor New York, NY 10019
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE
This registration statement contains a prospectus relating to (i) the issuance by us of up to 77,655,804 shares of Class A Common Stock (the “Warrant Shares”) that may be issued upon exercise of warrants to purchase to purchase Class A Common Stock and (ii) the offer and sale, from time to time, by the selling securityholders identified in the prospectus (each a “selling securityholder” and, collectively, the “selling securityholders”), or their permitted transferees, of up to 2,483,839,097 shares of Class A Common Stock and up to 5,441,333 warrants to purchase Class A Common Stock at an exercise price of $11.50 per share of Class A Common Stock (the “private placement warrants”).

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor is it soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.
Subject to completion, dated May 8, 2023
PROSPECTUS

WeWork Inc.
Up to 2,483,839,097 Shares of Class A Common Stock
Up to 5,411,333 Warrants to Purchase Class A Common Stock
This prospectus relates to (i) the issuance by us of an aggregate of up to 77,655,804 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) that may be issued upon exercise of warrants to purchase Class A Common Stock, and (ii) the offer and sale, from time to time by the selling securityholders named in this prospectus or their permitted transferees (each, a “selling securityholder” and collectively, the “selling securityholders”), of (A) up to 2,483,839,097 shares of Class A Common Stock (including shares of Class A Common Stock underlying warrants and the SoftBank Exchangeable Notes (as defined below)) and (B) up to 5,441,333 warrants to purchase Class A Common Stock at an exercise price of $11.50 per share (the “private placement warrants”). The private placement warrants were issued in private placements simultaneous with the closing of the initial public offering of BowX Acquisition Corp., the predecessor to WeWork Inc. Certain of the shares of Class A Common Stock being registered for offer and sale by the selling securityholders pursuant to this prospectus were previously issued in connection with the consummation of the Exchange Offers, the SoftBank Transactions and the Third Party Equity Sale (each as defined herein).
This prospectus provides you with a general description of such securities and the general manner in which we and the selling securityholders may offer or sell the securities. More specific terms of any securities that we and the selling securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.
We will not receive any proceeds from the sale of shares of Class A Common Stock or warrants by the selling securityholders pursuant to this prospectus. We also will not receive any proceeds from the sale of the shares of Class A Common Stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.
Our registration of the securities covered by this prospectus does not mean that either we or the selling securityholders will issue, offer or sell, as applicable, any of the securities. The selling securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.”
The securities registered for resale by the selling securityholders in the registration statement of which this prospectus forms a part represent approximately 93% of our total shares of Class A Common Stock outstanding (including shares of Class A Common Stock underlying the Exchangeable Notes) and will therefore constitute a considerable percentage of our public float and will be available for immediate resale upon effectiveness of the registration statement and for so long as such registration statement remains available. The market price of our shares of Class A Common Stock could decline as a result of substantial sales of our Class A Common Stock by the selling securityholders or the perception in the market that holders of a large number of shares intend to sell their shares. Sales of a substantial number of shares of our Class A Common Stock in the public market could occur at any time. In addition, the selling securityholders purchased the securities covered by this prospectus at different prices, some at prices significantly below the current trading price of such securities. The selling securityholders may potentially make a significant profit with the sale of the securities covered by this prospectus depending on the trading price of the Company’s securities at the time of a sale and the purchase price of such securities by the applicable selling securityholders. While the selling securityholders may experience a positive rate of return based on the trading price of the Company’s securities, the public holders of the Company’s securities may not experience a similar rate of return on the securities they purchased due to differences in the applicable purchase price and trading price. See the section entitled “Risk Factors” in our Annual Report (as defined herein) incorporated herein by reference.
Our Class A Common Stock and warrants are traded on the New York Stock Exchange (“NYSE”) under the symbols “WE” and “WE WS,” respectively. On May 5, 2023, the last reported sales price of our Class A Common Stock was $0.44 per share, and the last reported sales price of our warrants was $0.04 per warrant.
Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risks and uncertainties described under the caption “Risk Factors” beginning on page 10 of this prospectus and any similar section contained in the applicable prospectus supplement and in any free writing prospectus we have authorized for use in connection with a specific offering, and under similar headings in the documents incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is    , 2023.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (“SEC”), using a “shelf” registration process under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration statement, we and the selling securityholders may offer and sell from time to time any combination of the securities described in this prospectus in one or more offerings.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information described under the heading “Where You Can Find More Information.”
On October 20, 2021 (the “Closing Date”), WeWork Inc. (formerly known as BowX Acquisition Corp. (“Legacy BowX”)), consummated a business combination pursuant to that certain Agreement and Plan of Merger, dated as of March 25, 2021 (the “Merger Agreement”), by and among Legacy BowX, BowX Merger Subsidiary Corp., a Delaware corporation (“Merger Sub”) and a direct, wholly owned subsidiary of Legacy BowX, and New WeWork Inc., a Delaware corporation formerly known as WeWork Inc. (“Legacy WeWork”). As contemplated by the Merger Agreement, (1) Merger Sub merged with and into Legacy WeWork, with Legacy WeWork surviving as a wholly owned subsidiary of Legacy BowX (the “First Merger”), and (2) immediately following the First Merger and as part of the same overall transaction as the First Merger, Legacy WeWork merged with and into BowX Merger Subsidiary II, LLC, a Delaware limited liability company (“Merger Sub II”) and a direct, wholly owned subsidiary of Legacy BowX (the “Second Merger” and, together with the First Merger, the “Mergers” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”), with Merger Sub II being the surviving entity of the Second Merger. In connection with the closing of the Business Combination, Legacy BowX changed its name to WeWork Inc.
This prospectus describes the terms of this offering and also adds to and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the SEC, before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference into this prospectus) the statement in the document having the later date modifies or supersedes the earlier statement. The information contained in this prospectus or any free writing prospectus, or incorporated by reference herein or therein, is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or of any sale of our shares of common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
The registration statement of which this prospectus forms a part, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. The registration statement can be obtained from the SEC’s website, www.sec.gov. Copies of information filed by us with the SEC are also available on our website at www.wework.com. The reference to our website is not intended to be an active link and the information on, or that can be accessed through, our website is not, and you must not consider the information to be, a part of this prospectus or any other filings we make with the SEC.
Neither we nor the selling securityholders have authorized anyone to provide you with information in addition to or different from that contained in this prospectus or any applicable prospectus supplement or free writing prospectus. Neither we nor the selling securityholders take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide. You should not assume that the information in this prospectus, any applicable prospectus supplement or any free writing prospectus that we have prepared is accurate as of any date other than the date of those documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
The distribution of this prospectus and any applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons who obtain this prospectus and any applicable prospectus supplement should inform themselves about, and observe, any such restrictions. This prospectus and any applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. All forward-looking statements, expressed or implied, included herewith are expressly qualified in their entirety by the cautionary statements contained or referred to herein. The inclusion of forward-looking information in this prospectus and the documents incorporated by reference herein should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Factors that may affect our results are disclosed in “Risk Factors” beginning on page 10 of this prospectus, and in the documents included or incorporated by reference in this prospectus. Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed include, but are not limited to, the following:
•	our financial and business performance;
•	the continuing impact of the COVID-19 pandemic;
•
delays in customers and prospective customers returning to the office and taking occupancy, or changes in the preferences of customers and prospective customers with respect to remote or hybrid working, as a result of the COVID-19 pandemic, leading to a parallel delay, or potentially permanent change, in receiving the corresponding revenue;

•	our projected financial information, anticipated growth rate, and market opportunity;
•	our ability to maintain the listing of our Class A Common Stock and Warrants on the NYSE;
•	our ability to realize the expected benefits from the Transactions (as defined below);
•	the impact of the Transactions on the market price of our securities;
•	litigation, including the outcome of any legal proceeding that may be instituted against us or others relating to the Transactions or otherwise;
•	the significant costs incurred by us in connection with the Transactions;
•	the impact of foreign exchange rates on our financial performance;
•	our ability to execute our restructuring plan relating to our business and our operating model;
•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;
•	our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business;
•	the impact of the regulatory environment and complexities with compliance related to such environment;
•	our ability to maintain an effective system of internal control over financial reporting;
•	our ability to grow market share in our existing markets or any new markets we may enter;
•	our public securities’ potential liquidity and trading;
•	our ability to raise additional capital in the future;

•
our ability to respond to changes in customer demand, geopolitical events or other disruptions, including the conflict in Ukraine, and general economic conditions, including rising interest rates, inflation, disruptions created by instability in the banking sector, and the impact of such conditions on WeWork and our customers;

•	the health of the commercial real estate industry;
•	risks associated with our real estate assets and increased competition in the commercial real estate industry;
•	our ability to manage our growth effectively;
•	our ability to achieve and maintain profitability in the future;
•
our ability to access sources of capital, including debt financing and securitization funding to finance our real estate inventories and other sources of capital to finance operations and growth, and our ability to restructure, refinance, extend or repay our outstanding indebtedness;

•	our ability to maintain and enhance our products and brand and to attract customers;
•	our ability to manage, develop and refine our platform for managing and powering flexible work spaces and access to our customer base;
•	the success of strategic relationships with third parties;
•	our expectations regarding our exits of underperforming locations, including the timing of any such exits and the ability to retain our members;
•	the impact of the Transactions on our U.S. federal income tax position, including the availability of utilizing our net operating losses to offset any taxes incurred in connection therewith;
•	the outcome of any known and unknown litigation and regulatory proceedings; and
•	the anticipated benefits of our partnerships with third parties.
We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.
These forward-looking statements are only predictions based on our current expectations and projections about future events and are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus. New risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus, and our expected future levels of activity and performance, may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. As a result, you should not regard any of these forward-looking statements as a representation or warranty by us or any other person or place undue reliance on any such forward-looking statements.
The forward-looking statements included in this prospectus are made only as of the date hereof. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We do not undertake any obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in expectations, except as required by law.
You should read this prospectus, the documents that have been filed as exhibits to the registration statement of which this prospectus forms a part, and any accompanying prospectus supplement with the understanding that the actual future results, levels of activity, performance, events and circumstances of WeWork may be materially different from what is expected.

MARKET, INDUSTRY AND OTHER DATA
Certain information contained in this prospectus, and any applicable prospectus supplement, and the information incorporated by reference herein and therein, relates to or is based on studies, publications, surveys and other data obtained from third-party sources and WeWork’s own internal estimates and research. While our management is responsible for the accuracy of such statements and we believe these third-party sources to be reliable as of the date of this prospectus, we have not independently verified the market and industry data contained in this prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and our securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available for review at the SEC’s website at www.sec.gov. We also maintain a website at www.wework.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. WeWork’s website and the information contained on, or that can be accessed through, such website are not deemed to be incorporated by reference in, and are not considered part of, this prospectus.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference into this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference (other than any information furnished to, rather than filed with, the SEC, unless expressly stated otherwise therein) the documents listed below (File No. 001-39419 unless otherwise stated), which are considered to be a part of this prospectus:
•	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 29, 2023 (the “Annual Report”):
•
our Current Reports on Form 8-K (other than any items, exhibits or portions thereof furnished to, rather than field with, the SEC) filed with the SEC on January 4, 2023, February 7, 2023, February 17, 2023, February 21, 2023, March 17, 2023, April 3, 2023, April 6, 2023, April 7, 2023, April 17, 2023, April 18, 2023, April 24, 2023, May 2, 2023 and May 8, 2023; and

•	a description of our Class A Common Stock and warrants set forth in a Form 8-A filed with the SEC on October 20, 2021.
All reports and other documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed, including all such reports and other documents filed with the SEC after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement, will also be incorporated by reference into this prospectus and deemed to be part hereof (other than any information furnished to, rather than filed with, the SEC, unless expressly stated otherwise therein). The information contained in any such filing will be deemed to be a part of this prospectus commencing on the date on which the document is filed.
Any documents incorporated by reference into this prospectus are available without charge to you upon written request to the Legal Department at WeWork Inc., 75 Rockefeller Plaza, 10th Floor, New York, NY 10019.

THE COMPANY
Who We Are
We are the leading global flexible workspace provider, serving a membership base of businesses large and small through our network of 779 locations as of December 2022. With that global footprint, we have worked to establish ourselves as the preeminent brand within the flexible workspace category, by combining prime locations and unique design with member-first hospitality and exceptional community experiences. Since 2020 under our CEO Sandeep Mathrani’s leadership, we have refocused our business on the space-as-a-service model by eliminating non-core ventures and streamlining our operating model. We continue to focus on meeting the growing demand for flexibility, while operating efficiently with a cost-conscious mindset toward the goal of generating free cash flow coupled with profitability, digitizing real estate in order to enhance our product offerings, and expanding and diversifying our membership base.
Our mission is to empower tomorrow’s world at work.
Recent Developments
On May 5, 2023, (i) WeWork Companies LLC, a Delaware limited liability company (the “Notes Issuer”), and WW Co-Obligor Inc., a Delaware corporation (the “Co-Obligor” and, together with the Notes Issuer, the “Notes Issuers”) consummated certain offers to exchange (the “Exchange Offers”) any and all of the Notes Issuers’ 7.875% Senior Notes due 2025 and 5.00% Senior Notes due 2025, Series II, for certain combinations of new debt securities issued by the Notes Issuers and 250,373,598 shares of Class A Common Stock of the Company, (ii) the Company and the Notes Issuers entered into an Exchange Agreement with SVF II Aggregator (Jersey) L.P., a limited partnership established in Jersey, SVF II WW Holdings (Cayman) Limited, a Cayman Islands exempted company, and SoftBank Vision Fund II-2 L.P., a limited partnership established in Jersey (collectively, the “SoftBank Noteholders”), pursuant to which, among other things, the parties thereto exchanged the Notes Issuers’ 5.00% Senior Notes due 2025, Series I, and the Notes Issuers’ Senior Secured Notes due 2025 held by the applicable SoftBank Noteholders for 1,112,900,605 shares of Class A Common Stock of the Company, $187,500,000 in aggregate principal amount of the Notes Issuers’ 11.00% Second Lien Senior Secured PIK Exchangeable Notes due 2027 (the “Second Lien Exchangeable Notes”) and $269,625,000 in aggregate principal amount of the Notes Issuers’ 12.00% Third Lien Senior Secured PIK Exchangeable Notes due 2027 (the “Third Lien Exchangeable Notes” and, together with the Second Lien Exchangeable Notes, the “Exchangeable Notes”) (the transactions under clause (ii) above, collectively, the “SoftBank Transactions”) and (iii) the Company issued 35,000,000 shares of Class A Common Stock to the investor party to that certain Securities Purchase and Commitment Agreement, dated as of March 17, 2023 (the “Third Party Equity Sale”) (the foregoing transactions, together with certain related transactions consummated on May 5, 2023, as contemplated by that certain Transaction Support Agreement, dated as of March 17, 2023, the “Transactions”).
In addition, in connection with the Transactions, on May 5, 2023, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with certain holders party thereto pursuant to which, among other things, the Company agreed to use reasonable best efforts to file a registration statement to permit the resale from time to time of the shares of Class A Common Stock held by the parties to the Registration Rights Agreement from time to time as permitted by Rule 415 under the Securities Act. The Company is filing this prospectus in part in furtherance of its obligations under the Registration Rights Agreement.
Corporate Information
The WeWork business, founded in 2010, is held by a Delaware company, incorporated in April 2019. Our Class A Common Stock and warrants are traded on the NYSE under the symbols “WE” and “WE WS,” respectively.
On March 25, 2021, Legacy BowX, Merger Sub, and Legacy WeWork, entered into the Merger Agreement pursuant to which, among other transactions, on October 20, 2021, the First Merger was completed, with Legacy WeWork surviving the First Merger as a wholly owned subsidiary of Legacy BowX (Legacy WeWork, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”). Immediately following and as part of the same overall transaction as the First Merger, the Surviving Corporation merged with and into Merger Sub II to complete the Second Merger, with Merger Sub II being the surviving entity of the Second Merger. The First Merger and Second Merger, along with the other transactions described in the Merger Agreement, resulted in the completion of the Business Combination. In connection with the closing of the Business Combination, Legacy BowX changed its name to WeWork Inc.
Office Location
Our principal executive office mailing address is 75 Rockefeller Plaza, 10th Floor, New York, New York 10019 and our phone number is (646) 389-3922. Our website address is www.wework.com. The information contained in, or that can be accessed through, our website is not part of this prospectus. We make available free of charge on our website our annual, quarterly and current reports, including amendments to such reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC.
Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where you Can Find More Information” and “Incorporation by Reference.”

THE OFFERING
Issuance of Class A Common Stock
Shares of Class A Common Stock offered by us
Up to 77,655,804 shares of Class A Common Stock issuable upon exercise of warrants
Shares of Class A Common Stock outstanding prior to the exercise of all warrants (including shares underlying the Exchangeable Notes)
2,680,875,211
Shares of Class A Common Stock outstanding assuming exercise of all warrants (including shares underlying the Exchangeable Notes)
2,758,531,015
Use of proceeds
We will not receive any proceeds from the sale of the shares of Class A Common Stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. We will receive up to an aggregate of approximately $275.2 million from the exercise of all of our outstanding warrants, assuming the exercise in full of all of the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for working capital and general corporate purposes, which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. See “Use of Proceeds.”
Resale of Class A Common Stock and Private Placement Warrants
Shares of Class A Common Stock offered by the selling securityholders
Up to 2,483,839,097 shares
Warrants offered by the selling securityholders
Up to 5,441,333 private placement warrants exercisable for shares of Class A Common Stock at a price of $11.50 per share, subject to adjustment as described herein. The private placement warrants are redeemable under certain circumstances. See “Description of Private Placement Warrants” for further discussion.
Use of proceeds
We will not receive any of the proceeds from the sale of Class A Common Stock or private placement warrants by the selling securityholders. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities by the selling securityholders pursuant to this prospectus.
NYSE Symbols
Class A Common Stock: “WE” Warrants: “WE WS”

RISK FACTORS
Investing in securities issued by us involves a high degree of risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Before deciding whether to invest in our securities, you should consider carefully the risks described under the heading “Risk Factors” in the applicable prospectus supplement and in any of our filings with the SEC that are incorporated by reference therein.

USE OF PROCEEDS
All of the securities offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
The selling securityholders will pay any underwriting commissions and discounts, and expenses incurred by the selling securityholders for brokerage, marketing costs, or legal services (other than those detailed below). We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, securities or blue sky law compliance fees, and fees and expenses of our counsel and our independent registered public accounting firm.
We will receive up to an aggregate of approximately $275.2 million from the exercise of warrants, assuming the exercise in full of all of the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for working capital and general corporate purposes, which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. We will have broad discretion over the use of proceeds from the exercise of the warrants. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

DESCRIPTION OF CLASS A COMMON STOCK
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. It is subject to, and qualified in its entirety by reference to, our second amended and restated certificate of incorporation (the “Charter”) and our amended and restated bylaws (the “Bylaws”) and applicable provisions of the Delaware General Corporation Law (“DGCL”). Each of our Charter and Bylaws is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We urge you to read our Charter in its entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Stock
Our Charter authorizes the issuance of 5,000,000,000 shares across all classes of WeWork capital stock, consisting of (a) 4,874,958,334 shares of Class A Common Stock, (b) 25,041,666 shares of Class C common stock, par value $0.0001 per share (“Class C Common Stock”) and (c) 100,000,000 shares of preferred stock, par value $0.0001 per share (“preferred stock”). As of May 5, 2023, after giving effect to the Transactions (but excluding shares of Class A Common Stock underlying the Exchangeable Notes), there were 2,109,845,033 shares of Class A Common Stock outstanding, 19,938,089 shares of Class C Common Stock outstanding, and no shares of preferred stock outstanding.
Listing
Our Class A Common Stock and warrants are traded on the NYSE under the symbols “WE” and “WE WS,” respectively. Our Class C Common Stock is not listed on a stock exchange.
Description of Class A Common Stock
The Charter provides the following with respect to the rights, powers, preferences and privileges of our Class A Common stock.
Voting Rights
Holders of record of our common stock are entitled to one vote for each share held on all matters to be voted upon by stockholders. Unless specified in our Charter or Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. However, if, at any shareholder meeting, the aggregate number of voting securities held by SoftBank Group Corp. and its affiliates and SVF Endurance (Cayman) Limited and its affiliates (collectively, the “Softbank Holders”), would otherwise represent more than 49.90% of the voting securities present (in person or by proxy) at such meeting with respect to any vote or election submitted to the holders of shares of our capital stock for approval, then the SoftBank Holders shall only be entitled to vote 49.90% of the voting securities present (in person or by proxy) and voting at the meeting.
The members of our board of directors are elected annually, with each director serving until the next annual meeting and until their successors are elected. There is no cumulative voting with respect to the election of directors.
Dividend Rights
Subject to applicable law and the rights, if any, of the holders of any series of our preferred stock then-outstanding, the holders of our Class A Common Stock are entitled to receive ratable dividends when, as and if declared by our board of directors out of funds legally available therefor and will share equally on a per share basis in such dividends and distributions.
The holders of Class C Common Stock are not entitled to receive any dividends (including of cash, property or stock) in respect of their shares except that, in the event that any dividend or distribution payable in securities is declared and paid on the Class A Common Stock, the same dividend or distribution with the same record date and payment date shall be declared and paid on the shares of Class C Common Stock. However, all dividends and distributions payable in our securities on the shares of Class C Common Stock shall be payable in shares of or rights to acquire shares of Class C Common Stock.

Rights Upon Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of WeWork, after payment or provision for payment of the debts and other liabilities of WeWork, the holders of shares of Class A Common Stock are entitled to receive all remaining assets of WeWork available for distribution to its stockholders, ratably in proportion to the number of shares held by them, subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock.
Other Rights
Holders of our Class A Common Stock have no conversion, preemptive or other subscription rights. There are no sinking fund applicable to the common stock. Our Class A Common Stock is fully paid and non-assessable.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A Common Stock is Continental Stock Transfer & Trust Company.
Certain Anti-Takeover Provisions of Delaware Law and our Charter and Bylaws
Delaware Anti-Takeover Statute
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances and for three years following the date that the stockholder became an interested stockholder, as defined below, from engaging in a “business combination” with:
•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
•	an affiliate of an interested stockholder; or
•	an associate of an interested stockholder.
A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:
•	our board of directors approves the transaction that made the stockholder an interested stockholder, prior to the date of the transaction;
•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the transaction is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Authorized but Unissued Shares
Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Stockholder Action and Special Meetings
Our Charter provides that any action required or permitted to be taken by the stockholders of the Company must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders (unless, in the case of holders of preferred stock, the terms of the preferred stock series permit action by written consent). Our Charter further provides that, subject to the special rights of any series of preferred stock, meetings of stockholders of the Company may be called only by the board of directors, the Chairperson of the board of directors, the Executive Chairman of the board of directors, the Chief Executive Officer, or a President, and may not be called by any other person.
Exclusive Forum Selection
Unless we consent in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof (the “Chosen Courts”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of WeWork, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of WeWork to us or to our stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL, the Bylaws or the Charter, (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Chancery Court, or (v) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine. If any action, suit or proceeding the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the Chosen Courts (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the Chosen Courts in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act (as may be further amended from time to time).
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. We cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in our Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.
Our Charter provides that the exclusive forum provision is applicable to the fullest extent permitted by applicable law. Notwithstanding the foregoing, the exclusive forum provision shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934 or any other claim over which the federal courts of the United States have exclusive jurisdiction.

DESCRIPTION OF PRIVATE PLACEMENT WARRANTS
Prior to the Business Combination, Legacy BowX issued (i) in its initial public offering, 16,100,000 warrants (the “public warrants”) and (ii) 7,773,333 private placement warrants, all of which warrants were assumed by WeWork at the closing of the Business Combination. As of May 5, 2023, there were 5,441,333 private placement warrants outstanding. The private placement warrants are identical to the public warrants except as described below.
Each warrant entitles the registered holder to purchase one whole share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment, at any time commencing on November 19, 2021. The warrants will expire on October 20, 2026 or earlier upon redemption or liquidation.
The private placement warrants differ from the public warrants in that (i) the private placement warrants are non-redeemable (subject to certain exceptions) and exercisable on a cashless basis so long as they are held by the initial purchasers thereof or their permitted transferees and (ii) the initial purchasers of the private placement warrants and their permitted transferees have certain registration rights related to the private placement warrants. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees (including as a result of a sale of such warrants pursuant to this prospectus), the private placement warrants will be redeemable by WeWork and exercisable by such holders on the same basis as the public warrants.
The private placement warrants will not be redeemable by us so long as they are held by BowX Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants sold as part of the initial public offering, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants included in the units sold in the initial public offering.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that Legacy BowX agreed that these warrants would be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it was not known at that time whether they would be affiliated with us following the Business Combination. If they are affiliated with us, their ability to sell our securities in the open market is significantly limited. We have an insider trading policy and may have additional policies in place in the future that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A Common Stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, Legacy BowX believed that allowing the holders to exercise such warrants on a cashless basis was appropriate.
Public Warrants
Each whole public warrant entitles the registered holder to purchase one whole share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time. The public warrants will expire on October 20, 2026 or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No public warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a public warrant unless Class A Common Stock issuable upon such public warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In no event will we be required to net cash settle any public warrant. In the event that a registration statement is not effective for the exercised public warrants, the purchaser of a unit containing such public warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.
The registration statement of which this prospectus is part provides for the registration, under the Securities Act, of the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants. We will use our best efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A Common Stock until the warrants expire or are redeemed. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, we may redeem the outstanding public warrants:
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption; and
•
if, and only if, the last reported sale price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the public warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of Class A Common Stock upon exercise of the public warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of Class A Common Stock under the blue sky laws of the state of residence in those states in which the public warrants were offered by us in this offering.
We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each warrant holder will be entitled to exercise its public warrants prior to the scheduled redemption date. However, the price of Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
If we call the public warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of public warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our public warrants. If our management takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the public warrants. If we call our warrants for redemption and our management does not take advantage of this option, BowX Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
Commencing ninety days after the warrants become exercisable, we may redeem the outstanding warrants:
•	in whole and not in part;
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A Common Stock to be determined by reference to an agreed table based on the redemption date and the “fair market value” of our Class A Common Stock;

•
if, and only if, the last reported sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders;

•	if, and only if, the private placement warrants are also concurrently called for redemption on the same terms as the outstanding public warrants, as described above; and
•
if, and only if, there is an effective registration statement covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The “fair market value” of the Class A Common Stock for this purpose shall mean the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. See “-Private Placement Warrants” for further information on the terms of the private placement warrants.
In the event we shall elect to redeem all of the outstanding warrants that are subject to redemption, then we shall fix a date for the redemption (the “Redemption Date”). A notice of redemption shall be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the Redemption Date to the registered holders of the outstanding warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. At any time after notice of redemption was given by us but prior to the Redemption Date, the outstanding warrants may be exercised, for cash or on a “cashless basis” pursuant to the terms in the Warrant Agreement between Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and us. In the event we determine to require all holders of public warrants to exercise their warrants on a “cashless basis,” the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. On and after the Redemption Date, the record holder of the warrants shall have no further rights except to receive, upon surrender of the warrants, the Redemption Price.
Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis pursuant to the Warrant Agreement. The numbers in the table below represent the number of shares of Class A Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth below.
	Fair Market Value of WeWork Class A Common Stock
Redemption Date (period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
57 months	0.233	0.255	0.275	0.293	0.309	0.324	0.338	0.350	0.361
54 months	0.229	0.251	0.272	0.291	0.307	0.323	0.337	0.350	0.361
51 months	0.225	0.248	0.269	0.288	0.305	0.321	0.336	0.349	0.361
48 months	0.220	0.243	0.265	0.285	0.303	0.320	0.335	0.349	0.361
45 months	0.214	0.239	0.261	0.282	0.301	0.318	0.334	0.348	0.361
42 months	0.208	0.234	0.257	0.278	0.298	0.316	0.333	0.348	0.361
39 months	0.202	0.228	0.252	0.275	0.295	0.314	0.331	0.347	0.361
36 months	0.195	0.222	0.247	0.271	0.292	0.312	0.330	0.346	0.361
33 months	0.187	0.215	0.241	0.266	0.288	0.309	0.328	0.345	0.361
30 months	0.179	0.208	0.235	0.261	0.284	0.306	0.326	0.345	0.361
27 months	0.170	0.199	0.228	0.255	0.280	0.303	0.324	0.343	0.361
24 months	0.159	0.190	0.220	0.248	0.274	0.299	0.322	0.342	0.361
21 months	0.148	0.179	0.210	0.240	0.268	0.295	0.319	0.341	0.361
18 months	0.135	0.167	0.200	0.231	0.261	0.289	0.315	0.339	0.361
15 months	0.120	0.153	0.187	0.220	0.253	0.283	0.311	0.337	0.361
12 months	0.103	0.137	0.172	0.207	0.242	0.275	0.306	0.335	0.361
9 months	0.083	0.117	0.153	0.191	0.229	0.266	0.300	0.332	0.361
6 months	0.059	0.092	0.130	0.171	0.213	0.254	0.292	0.328	0.361
3 months	0.030	0.060	0.100	0.145	0.193	0.240	0.284	0.324	0.361
0 months	0.000	0.000	0.042	0.115	0.179	0.233	0.281	0.324	0.361
For example, if the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.255 shares of Class A Common Stock for each whole warrant. However, the exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.284 shares of Class A Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per warrant.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.8% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted-average price of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the public warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, or (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.
If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the public warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the public warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the public warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrant when an extraordinary transaction occurs during the exercise period of the public warrant pursuant to which the holders of the public warrant otherwise do not receive the full potential value of the Public Warrants in order to determine and realize the option value component of the public warrant. This formula is to compensate the public warrant holder for the loss of the option value portion of the Public Warrant due to the requirement that the public warrant holder exercise the public warrant within 30 days of the event. The Black-Scholes Model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The public warrants have been issued in registered form under the Warrant Agreement between Continental, as warrant agent, and us. You should review a copy of the Warrant Agreement, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the public warrants. The Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
The public warrants may be exercised upon surrender of the public warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of public warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their public warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder.
Listing
Our Class A Common Stock and warrants are traded on the NYSE under the symbols “WE” and “WE WS,” respectively.

SELLING SECURITYHOLDERS
This prospectus relates to the possible offer and resale by the selling securityholders from time to time of up to 2,483,839,097 shares of Class A Common Stock and up to 5,441,333 private placement warrants. We will not receive any proceeds from the sale of securities by the selling stockholders pursuant to this prospectus, but we will receive the proceeds from the exercise of any private placement warrants for cash.
The selling securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “selling securityholders” includes the persons listed in the table below, together with any additional selling securityholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the selling securityholders’ interests in the securities, other than through a public sale.
Except as set forth in the footnotes below, the following table sets forth, based on written representations from the selling securityholders, certain information as of May 5, 2023 regarding the beneficial ownership of our Class A Common Stock and warrants by the selling securityholders and the securities being offered by the selling securityholders. The applicable percentage ownership of Class A Common Stock and warrants is based on approximately 2,680,875,211 shares of Class A Common Stock (including shares of Class A Common Stock underlying the Exchangeable Notes) and 79,992,299 warrants outstanding, in each case, as of May 5, 2023. Information with respect to securities owned beneficially after the offering assumes the sale of all of the shares of Class A Common Stock and private placement warrants registered hereby. The selling securityholders may offer and sell some, all or none of their shares of Class A Common Stock or private placement warrants.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities. Unless otherwise indicated below, the address of each beneficial owner listed in the tables below is c/o WeWork Inc., 75 Rockefeller Plaza, 10th Floor, New York, NY 10019.
Please see the section titled “Plan of Distribution” in this prospectus for further information regarding the selling securityholders’ method of distributing these shares.
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby(1)	Number Beneficially Owned After Offering	Percent Owned After Offering
SOF-X WW Holdings, L.P.(2)	3,125,000	3,125,000	—	—
SOF-XI WW Holdings, L.P.(2)	9,375,000	9,375,000	—	—
LightVC, Ltd.(3)	1,420,623	1,420,623
BlackRock, Inc.(4)	16,545,870	16,545,870	—	—
Cohen & Steers Real Estate Securities Fund, Inc.(5)	5,081,247	5,081,247	—	—
Cohen & Steers Capital Management, Inc.(6)	2,703,130	2,703,130	—	—
New York Life Insurance Company(7)	2,500,000	2,500,000	—	—
Logitech International S.A.(8)	1,000,000	1,000,000	—	—
Ashok K. Trivedi Revocable Trust(9)	350,000	350,000	—	—
WBI, LP(10)	500,000	500,000	—	—
WH-Stonebridge, LLC(11)	800,000	800,000	—	—
FOE Capital Investments Limited(12)	500,000	500,000	—	—
Benchmark Capital Partners VII (AIV), L.P.(13)	19,471,310	19,471,310	—	—
The Bruce & Elizabeth Dunlevie Living Trust(14)	1,000,000	1,000,000	—	—
Benhurst Investment Company, LLC(15)	35,000	35,000	—	—
Centaurus Capital LP(16)	10,000,000	10,000,000	—	—
Citrin Family Foundation(17)	25,000	25,000	—	—

Name of Selling Securityholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby(1)	Number Beneficially Owned After Offering	Percent Owned After Offering
Insight Partners XII, L.P.(18)	4,519,074	4,519,074	—	—
Insight Partners (Cayman) XII, L.P.(18)	6,365,864	6,365,864	—	—
Insight Partners (Delaware) XII, L.P.(18)	460,931	460,931	—	—
Insight Partners (EU) XII, S.C.Sp.(18)	1,031,030	1,031,030	—	—
Insight Partners XII (Co-Investors), L.P.(18)	6,476	6,476	—	—
Insight Partners XII (Co-Investors) (B), L.P.(18)	116,625	116,625	—	—
Cadeddu-Duke Family Trust(19)	35,000	35,000	—	—
Benvolio Ventures LLC—Series WeWork(20)	804,933	804,933	—	—
Frankfort Family Trust DTD 11/11/2003(21)	447,218	447,218	—	—
SVF II WW Holdings (Cayman) Limited(22)	1,462,147,904	1,462,147,904	—	—
SVF Endurance (Cayman) Limited(23)	91,262,729	91,262,729	—	—
SVF II WW (DE) LLC(24)	21,030,460	21,030,460	—	—
SVF II Aggregator (Jersey) L.P.(25)	571,030,178	571,030,178
DTZ Worldwide Limited(26)	15,000,000	15,000,000	—	—
Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund(27)	679,038	679,038	—	—
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund(27)	3,118,425	3,118,425	—	—
Fidelity Growth Company Commingled Pool By: Fidelity Management Trust Company, as Trustee(27)	3,192,401	3,192,401	—	—
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund(27)	510,135	510,135	—	—
Fidelity Securities Fund: Fidelity Blue Chip Growth Fund(27)	3,697,057	3,697,057	—	—
Fidelity Blue Chip Growth Commingled Pool By: Fidelity Management Trust Company, as Trustee(27)	142,884	142,884	—	—
Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund(27)	8,492	8,492	—	—
Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund(27)	407,536	407,536	—	—
Fidelity Blue Chip Growth Institutional Trust By its manager Fidelity Investments Canada ULC(27)	10,154	10,154	—	—
Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund(27)	441,635	441,635	—	—
FIAM Target Date Blue Chip Growth Commingled Pool By: Fidelity Institutional Asset Management Trust Company as Trustee(27)	292,242	292,242	—	—
RingCentral, Inc.(28)	1,000,000	1,000,000	—	—
TOCU XXIII LLC(29)	1,846,624	1,846,624	—	—
GCCU VIII LLC(29)	1,846,624	1,846,624	—	—
Empire-Star Global Limited(30)	3,080,747	3,080,747	—	—
Oceanwide Holdings International Capital Investment Co., Ltd.(31)	1,067,169	1,067,169	—	—
Hui Ding Capital Co., Limited(32)	1,646,050	1,646,050	—	—
Vivek Ranadivé(33)	7,227,531	7,227,531	—	—
Murray Rode(34)	1,089,298	1,089,298	—	—
Daven Patel(35)	688,581	688,581	—	—
Suraj Jitendra Patel(36)	342,490	342,490	—	—
Eric C.W. Dunn(37)	36,000	36,000	—	—

Name of Selling Securityholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby(1)	Number Beneficially Owned After Offering	Percent Owned After Offering
Lori Amber Wright(38)	36,000	36,000	—	—
Vishal Sikka	12,000	12,000	—	—
Nanci Ellen Caldwell	12,000	12,000	—	—
Christina Dong	6,000	6,000	—	—
Kenneth Goldman	12,000	12,000	—	—
Rafi Syed	8,400	8,400	—	—
Shaquille Rashaun O’Neal	12,000	12,000	—	—
Adam Neumann(39)	19,896,032	19,896,032	—	—
Nick Worswick(40)	2,628	2,628	—	—
Arthur Minson(41)	18,776	18,776	—	—
Michael Gross(42)	18,776	18,776	—	—
Zvika Shachar(43)	1,877	1,877	—	—
Peter Greenspan(44)	69,326	69,326	—	—
Anthony Yazbeck(45)	397,979	397,979	—	—
Kurt Wehner(46)	42,804	42,804	—	—
Lauren Fritts(47)	123,159	123,159	—	—
Sandeep Mathrani(48)	1,860,866	1,860,866	—	—
EMS Equities Ltd.(49)	2,000,000	2,000,000	—	—
Dawson Williams(50)	18,110	18,110	—	—
Nicholas Clark(51)	966,828	966,828	—	—
Susan Catalano(52)	67,136	67,136	—	—
Andre Fernandez(53)	40,000	40,000	—	—
Pamela Swidler(54)	51,223	51,223	—	—
Entities affiliated with King Street Capital Management L.P.(55)	52,918,596	52,918,596	—	—
Entities advised by or affiliated with Capital Research and Management Company(56)	24,014,070	24,014,070	—	—
Brigade Capital Management, LP(57)	16,798,104	16,798,104	—	—
Sculptor Capital LP(58)	11,583,000	11,583,000	—	—
Aristeia Capital, L.L.C.(59)	23,953,298	23,953,298	—	—
Silver Point Capital, L.P. and certain of its affiliated funds(60)	12,836,394	12,836,394	—	—
Cupar Grimmond LLC(61)	35,000,000	35,000,000
Total	2,483,839,097	2,483,839,097
*	Less than one percent.
(1)
The amounts set forth in this column are the number of shares of Class A Common Stock that may be offered by each selling securityholder using this prospectus. These amounts do not represent any other shares of our Class A Common Stock that the selling securityholders may own beneficially or otherwise.

(2)
The business address of SOF-X WW Holdings, L.P. and SOF-XI WW Holdings, L.P. is 591 West Putnam Avenue, Greenwich, CT 06830. The controlling person of these selling securityholders is Barry Sternlicht, the chairman and CEO of Starwood Capital Group.

(3)	The business address of LightVC, Ltd. is c/o Latham & Watkins LLP, 9 Raffles Place, #42-02 Republic Plaza, Singapore 048690.
(4)
The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Credit Alpha Master Fund, L.P. BlackRock Credit Strategies Fund, HC NCBR FUND, The Obsidian Master Fund, BLACKROCK GLOBAL EVENT PARTNERS MASTER LTD., and BLACKROCK STRATEGIC FUNDS—BLACKROCK GLOBAL EVENT DRIVEN FUND. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 50 Hudson Yards, New York, NY 10001. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders or BlackRock, Inc.
(5)
Cohen & Steers Capital Management, Inc. is the investment manager of Cohen & Steers Real Estate Securities Fund, Inc. The address of Cohen & Steers Real Estate Securities Fund, Inc. is c/o Cohen & Steers Capital Management, Inc., 280 Park Avenue, New York, NY 10017.

(6)
The selling securityholder is Cohen & Steers Capital Management, Inc. for and on behalf of its clients. The registered holders of the referenced shares to be registered are Board of Fire and Police Commissioners of the City of Los Angeles, University of Pittsburgh Medical Center, University of Pittsburgh Medical Center Retirement Plan, Pomona College, Prudential Retirement Insurance and Annuity Company, and Texas County and District Retirement System. Cohen & Steers Capital Management Inc. is located at 280 Park Avenue, 10th Floor, New York, NY 10017.

(7)
The business address of New York Life Insurance Company is 51 Madison Ave, New York, NY 10010. NYLIFE SECURITIES LLC, is a registered broker dealer and subsidiary of the selling securityholder. NYLIFE DISTRIBUTORS LLC is a registered limited broker dealer and indirect subsidiary of the selling securityholder. The selling securityholder is a mutual life insurance company owned by its policyholders. The board of directors of the selling securityholder is its governing individuals, which are listed at newyorklife.com/about/ corporate-governance/board-of-directors.

(8)	The business address of Logitech International S.A. is c/o Logitech Inc., 7700 Gateway Blvd., Newark, CA 94560.
(9)	The business address of Ashok K. Trivedi Revocable Trust is 1370 Washington Pike, Suite 400, Bridgeville, PA 15017. The controlling person of the selling securityholder is Ashok K. Trivedi, Trustee.
(10)	The business address of WBI, LP is 140 Broadway, 38th Floor, New York, NY, 10005. The controlling persons of the selling securityholder are Elli Ausubel, Uriel Cohen, and Bianca Harris.
(11)	The business address of WH-Stonebridge, LLC is c/o War Horse, LLC, 900 E. Fort Avenue, Suite 900, Baltimore, MD 21230. Attn: Vickie Hilditch, VP Operations.
(12)
The business address of FOE Capital Investments Limited is 16 Panteli Katela, Diagora Building, 7th Floor, 1097 Nicosia, Cyprus. The controlling person of the selling securityholder is Athanasios Laskaridis.

(13)
Shares held by Benchmark Capital Partners VII (AIV), L.P. (“BCP AIV”), as nominee for BCP AIV, Benchmark Founders’ Fund VII, L.P. (“BFF VII”) and Benchmark Founders’ Fund VII-B, L.P. (“BFF VII-B”). The business address of the Benchmark entities is 2965 Woodside Road, Woodside, CA 94062. Bruce W. Dunlevie, a member of WeWork’s board of directors, is a general partner of Benchmark. Benchmark Capital Management Co. VII, L.L.C. (“BCMC VII”), the general partner of BCP AIV, BFF VII and BFF VII-B, may be deemed to have sole voting and investment power over shares held by BCP AIV. Matthew R. Cohler, Bruce W. Dunlevie, Peter H. Fenton, J. William Gurley, Kevin R. Harvey, and Mitchell H. Lasky are the managing members of BCMC VII. The Benchmark entities may make in-kind distributions of securities to its general and limited partners pursuant to its partnership agreement, and thereafter, the securities may be sold or distributed in-kind to the general or limited partners’ partners, members, shareholders or other equityholders.

(14)
The business address of The Bruce & Elizabeth Dunlevie Living Trust (the “Dunlevie Living Trust”) is 2965 Woodside Road, Woodside, CA 94062. Bruce W. Dunlevie may be deemed a beneficial owner of the shares of the Company as held by The Dunlevie Living Trust and BCP AIV. Bruce Dunlevie is a member of WeWork’s board of directors. Bruce Dunlevie and Elizabeth Dunlevie are the trustees of the Dunlevie Living Trust. The Dunlevie Living Trust may make in-kind distributions of securities to its beneficiaries pursuant to its trust agreement, and the securities may be distributed in-kind or sold by the beneficiaries thereafter.

(15)	The business address of Benhurst Investment Company, LLC is 4750 Owings Mills Blvd, Owings Mills, MD 2117. The controlling person of the selling securityholder is Lawrence M. Macks.
(16)	The business address of Centaurus Capital LP is 1717 West Loop South, Suite 1800, Houston, TX 77027.
(17)	The business address of Citrin Family Foundation is 155 Danielson Drive, Aspen CO 81611. Jeffrey B. Citrin is the controlling person of the selling securityholder.
(18)
Deven Parekh is both Managing Director at Insight Partners, and a director of the Company. Shares are held of record by Insight Partners (Cayman) XII, L.P., Insight Partners (Delaware) XII, L.P., Insight Partners (EU) XII, S.C.Sp., Insight Partners XII (Co-Investors) (B), L.P., Insight Partners XII (Co-Investors), L.P. and Insight Partners XII, L.P. (collectively, “Fund XII”). The general partner of Insight Partners (Cayman) XII, L.P., Insight Partners (Delaware) XII, L.P., Insight Partners XII (Co-Investors) (B), L.P., Insight Partners XII (Co-Investors), L.P. and Insight Partners XII, L.P. is Insight Associates XII, L.P. The general partner of Insight Associates XII, L.P. is Insight Associates XII, Ltd. The general partner of Insight Partners (EU) XII, S.C.Sp is Insight Associates (EU) XII, S.à.r.l. Each of Insight Associates XII, Ltd. and (2) Insight Associates (EU) XII, S.à.r.l. are entirely owned by Insight Holdings Group, LLC. Each of Jeffrey L. Horing, Deven Parekh, Jeffrey Lieberman and Michael Triplett is a member of the board of managers of Insight Holdings Group, LLC. While the board of managers controls Insight Holdings Group, LLC, certain matters are decided solely by Jeffrey Horing, including the sale of Insight Holdings Group, LLC. The foregoing is not an admission by Insight Associates XII, L.P., Insight Associates XII, Ltd., Insight Associates (EU) XII, S.à.r.l., Jeffrey Horing or Insight Holdings Group, LLC that it is the beneficial owner of the shares held by Fund XII. The address for the foregoing entities is 1114 Avenue of the Americas, 36th Floor, New York, NY 10036.

(19)	John James Cadeddu is the registered holder of the registrable securities.
(20)
The business address of Benvolio Ventures LLC—Series WeWork is 3 Columbus Circle, Suite 2120, New York, NY 10019. Benvolio Group LLC is the controlling entity of the selling securityholder. Lew Frankfort, Sam Frankfort and ErnestOdinec are controlling persons of the controlling entity. Lew Frankfort was a member of the board of directors of WeWork Inc. from March 2014 until October 2021.

(21)
The business address of Frankfort Family Trust DTD 11/11/2003 is 3 Columbus Circle, Suite 2120, New York, NY 10019. Lew Frankfort was a member of the board of directors of WeWork Inc. from March 2014 until October 2021. Roberta Frankfort is the trustee of the Frankfort Family Trust DTD 11/11/2003.

(22)
Alex Clavel sits in a board seat allocated to SVF II WW Holdings (Cayman) Limited and acts as a director on the board of WeWork Inc. SVF II WW Holdings (Cayman) Limited is the security holder of record. SoftBank, which is a publicly traded company listed on the Tokyo Stock Exchange, is the sole shareholder of SB Global Advisers Limited, which has been appointed as manager and is responsible for making final decisions related to the acquisitions, structuring, financing and disposal of SoftBank Vision Fund II-2 L.P.’s investments, including as held by SVF II WW (DE) LLC and SVF II WW Holdings (Cayman) Limited. SoftBank Vision Fund II-2 L.P. is the sole limited partner of SVF II Aggregator (Jersey) L.P., which is the sole member of SVF II Holdings (DE) LLC, which is the sole member of SVF II WW (DE) LLC. SVF II WW Holdings (Cayman) Limited is a wholly owned subsidiary of SVF II WW (DE) LLC. Alex Clavel, Yoshimitsu Goto, Navneet Govil, Timothy A. Mackey and Gyu Hak Moon are the directors of SB Global Advisers Limited. As a result of these relationships, each of these entities and individuals may be deemed to share beneficial ownership of the securities held of record by SVF II WW (DE) LLC. Each of them disclaims any such beneficial ownership. The business address for SVF II WW Holdings (Cayman) Limited is c/o Walkers Corp Ltd., 190 Elgin Ave, George Town, Grand Cayman KY1-9008, Cayman Islands. The business address for each of SVF II WW (DE) LLC and SVF II Holdings (DE) LLC is 251 Little Falls Drive, Wilmington, DE 19808. The business address of SVF II Aggregator (Jersey) L.P. and SoftBank Vision Fund II-2 L.P. is Crestbridge Limited, 47 Esplanade, St. Helier, Jersey, JE1 0BD. The business address of SB Global Advisers Limited is 69 Grosvenor Street, London W1K 3JP, England, United Kingdom. The business address of SoftBank is 1-7-1, Kaigan, Minato-ku Tokyo 105-7537 Japan.
(23)
Securities held of record by SVF Endurance (Cayman) Limited (“SVFE”). SVFE is a wholly owned subsidiary of SoftBank Vision Fund (AIV M1) L.P. (“SVF”). SB Investment Advisers (UK) Limited (“SBIA UK”) has been appointed as alternative investment fund manager (“AIFM”) and is responsible for managing SVF in accordance with the Alternative Investment Fund Managers Directive and is authorized and regulated by the UK Financial Conduct Authority accordingly. As AIFM of SVF, SBIA UK is exclusively responsible for making all decisions related to the acquisition, structuring, financing, voting and disposal of SVF’s investments. Rajeev Misra, Saleh Romeih and Neil Andrew Hadley are the directors of SBIA UK. Each of them disclaims any such beneficial ownership. The business address of SVF Endurance (Cayman) Limited is c/o Walkers Corp Ltd., 190 Elgin Avenue George Town, Grand Cayman KY1-9008 Cayman Islands. The business address of SVF is 251 Little Falls Drive, Wilmington, DE 19808. The business address of SBIA UK is 69 Grosvenor Street, London W1K 3JP, England, United Kingdom.

(24)
Alex Clavel sits in a board seat allocated to SVF II WW Holdings (Cayman) Limited and acts as a director on the board of WeWork Inc. SVF II WW (DE) LLC is the security holder of record. SoftBank, which is a publicly traded company listed on the Tokyo Stock Exchange, is the sole shareholder of SB Global Advisers Limited, which has been appointed as manager and is responsible for making final decisions related to the acquisitions, structuring, financing and disposal of SoftBank Vision Fund II-2 L.P.’s investments, including as held by SVF II WW (DE) LLC and SVF II WW Holdings (Cayman) Limited. SoftBank Vision Fund II-2 L.P. is the sole limited partner of SVF II Aggregator (Jersey) L.P., which is the sole member of SVF II Holdings (DE) LLC, which is the sole member of SVF II WW (DE) LLC. Alex Clavel, Yoshimitsu Goto, Navneet Govil, Timothy A. Mackey and Gyu Hak Moon are the directors of SB Global Advisers Limited. As a result of these relationships, each of these entities and individuals may be deemed to share beneficial ownership of the securities held of record by SVF II WW (DE) LLC. Each of them disclaims any such beneficial ownership. The business address for each of SVF II WW (DE) LLC and SVF II Holdings (DE) LLC is 251 Little Falls Drive, Wilmington, DE 19808. The business address of SVF II Aggregator (Jersey) L.P. and SoftBank Vision Fund II-2 L.P. is Crestbridge Limited, 47 Esplanade, St. Helier, Jersey, JE1 0BD. The business address of SB Global Advisers Limited is 69 Grosvenor Street, London W1K 3JP, England, United Kingdom. The business address of SoftBank is 1-7-1, Kaigan, Minato-ku Tokyo 105-7537 Japan.

(25)
Alex Clavel sits in a board seat allocated to SVF II WW Holdings (Cayman) Limited and acts as a director on the board of WeWork Inc. SVF II Aggregator (Jersey) L.P. is the security holder of record. SoftBank, which is a publicly traded company listed on the Tokyo Stock Exchange, is the sole shareholder of SB Global Advisers Limited, which has been appointed as manager and is responsible for making final decisions related to the acquisitions, structuring, financing and disposal of SoftBank Vision Fund II-2 L.P.’s investments, including as held by SVF II Aggregator (Jersey) L.P. SoftBank Vision Fund II-2 L.P. is the sole limited partner of SVF II Aggregator (Jersey) L.P. Alex Clavel, Yoshimitsu Goto, Navneet Govil, Timothy A. Mackey and Gyu Hak Moon are the directors of SB Global Advisers Limited. As a result of these relationships, each of these entities and individuals may be deemed to share beneficial ownership of the securities held of record by SVF II Aggregator (Jersey) L.P. Each of them disclaims any such beneficial ownership. The business address of SVF II Aggregator (Jersey) L.P. and SoftBank Vision Fund II-2 L.P. is Crestbridge Limited, 47 Esplanade, St. Helier, Jersey, JE1 0BD. The business address of SB Global Advisers Limited is 69 Grosvenor Street, London W1K 3JP, England, United Kingdom.

(26)
The business address of DTZ Worldwide Limited is 225 W. Wacker Dr., Suite 3000, Chicago, IL 60606. On August 9, 2021, an affiliate of the selling securityholder and WeWork entered into an exclusive strategic partnership to market both landlords and businesses on WeWork’s management experience platform and on new jointly developed solutions. Additionally, as part of the selling securityholder’s investment in WeWork it has a nonvoting board observer seat. Cushman & Wakefield Plc is the publicly held parent entity of DTZ Worldwide Limited.

(27)
These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(28)	The business address of RingCentral, Inc. is 20 Davis Drive, Belmont, CA 94002.
(29)
Includes 680,625 shares of Class A Common stock and 1,165,999 shares issuable upon the exercise of warrants. The business address of TOCU XXXIII LLC and GCCU VIII LLC is 650 Newport Center Drive, Newport Beach, CA 92660. PIMCO Investments LLC is a broker-dealer subsidiary of Pacific Investment Management Company LLC, the investment manager of the selling securityholders. Michelle Wilson-Clarke and Julie O’Hara are the controlling persons of the selling securityholders. PIMCO Investments LLC is a broker-dealer subsidiary of Pacific Investment Management Company LLC, the investment manager of the selling securityholders.

(30)
The business address of Empire-Star Global Limited is 6F, South Tower C, Raycom Info Tech Park, No.2, Ke Xue Yuan Nanlu, Haidain District, Beijing China.Zhao John Huan, Xu Minsheng, and Cao Yonggang are controlling persons of the selling securityholder.

(31)
The business address of Oceanwide Holdings International Capital Investment Co., Ltd. Is Floor 21, Tower C, Minsheng Financial Center, 28 Jianguomennel Avenue, Beijing, China. Oceanwide Holdings Co., Ltd. (SZ 000046) is the controlling entity of the selling securityholder.

(32)	The business address of Hui Ding Capital Co., Limited is 20F, 100 East Yan’an Road, Shanghai, China
(33)
Includes (i) 4,578,489 shares held by Mr. Ranadivé, (ii) 42,460 shares over which Mr. Ranadivé has the right to acquire dispositive power upon the vesting of RSUs as of or within 60 days after May 5, 2023 and (iii) 2,606,582 shares issuable to Vivek Ranadivé TTEE Vivek Ranadivé 2004 Trust, a trust for the benefit of Mr. Ranadivé, upon the exercise of warrants. Vivek Ranadivé served as the Co-CEO and Chairman of Legacy BowX until the completion of the Business Combination. He now serves as a Director of WeWork.

(34)
Includes (i) 1,050,625 shares held by Murray D. Rode and Susan M. Berry, as Trustees of The Rode-Berry Family Trust DTD 09/20/06, a trust for the benefit of Mr. Rode and his family and (ii) 38,673 shares issuable to Mr. Rode upon the exercise of warrants. Murray Rode was the Co-CEO & CFO of Legacy BowX. prior to the completion of the Business Combination.

(35)	Includes 379,194 shares of Class A Common Stock and 309,387 shares issuable upon the exercise of warrants.
(36)	Includes 187,797 shares of Class A Common Stock and 154,693 shares issuable upon the exercise of warrants.
(37)	Eric C.W. Dunn previously served as a Director to Legacy BowX., a predecessor of the Company.
(38)	Lori Amber Wright previously served as a Director to Legacy BowX, a predecessor of the Company.
(39)
Adam Neumann was the former Chief Executive Officer and a board member of Legacy WeWork. Mr. Neumann has a right to observe board meetings in the future as described elsewhere in this prospectus; and is also a greater than 5% shareholder of WeWork.

(40)	Nick Worswick was a former employee of Legacy WeWork.
(41)	Arthur Minson was the former Chief Financial Officer and former co-Chief Executive Officer of Legacy WeWork.
(42)	Michael Gross was a former employee of Legacy WeWork.
(43)	Zvika Shachar was a former employee of Legacy WeWork.
(44)
Peter Greenspan is the Global Head of Real Estate of WeWork. Represents (i) 22,645 shares over which Mr. Greenspan has dispositive power and (ii) 46,681 shares over which Mr. Greenspan has the right to acquire dispositive power upon the exercise of stock options exercisable as of or within 60 days after May 5, 2023.

(45)
Anthony Yazbeck is the President and Chief Operating Officer of WeWork. Represents (i) 209,144 shares over which Mr. Yazbeck has dispositive power and (ii) 188,835 shares over which Mr. Yazbeck has the right to acquire dispositive power upon the exercise of stock options exercisable as of or within 60 days after May 5, 2023.

(46)	Kurt Wehner is the Chief Accounting Officer of WeWork.
(47)
Lauren Fritts is the Chief Corporate Affairs & Marketing Officer of WeWork. Represents (i) 28,284 shares over which Ms. Fritts has dispositive power and (ii) 94,875 shares over which Ms. Fritts has the right to acquire dispositive power upon the exercise of stock options exercisable as of or within 60 days after May 5, 2023.

(48)
Sandeep Mathrani is the Chief Executive Officer and a Director of WeWork. Represents (i) 621,581 shares over which Mr. Mathrani has dispositive power and (ii) 1,239,285 shares over which Mr. Mathrani has the right to acquire dispositive power upon the exercise of stock options exercisable as of or within 60 days after May 5, 2023.

(49)	The business address of EMS Equities Ltd. is c/o EMS Capital LP, 767 5th Avenue, 46th Fl., New York, NY 10153.
(50)
Mr. Williams is an employee of the Company. Represents (i) 7,578 shares over which Mr. Williams has dispositive power, (ii) 10,462 shares over which Mr. Williams has the right to acquire dispositive power upon the exercise of stock options exercisable as of or within 60 days after May 5, 2023, and (iii) 70 shares over which Mr. Williams has the right to acquire dispositive power upon the vesting of RSUs as of or within 60 days after May 5, 2023.

(51)	Mr. Clark is an employee of the Company.
(52)
Ms. Catalano currently serves as Chief People Officer of the Company. Represents (i) 58,876 shares over which Ms. Catalano has dispositive power and (ii) 8,260 shares over which Ms. Catalano has the right to acquire dispositive power upon the exercise of stock options exercisable as of or within 60 days after May 5, 2023.

(53)	Mr. Fernandez currently serves as Chief Financial Officer of the Company.
(54)
Ms. Swidler currently serves as Chief Legal Officer, Chief Compliance Officer, and Corporate Secretary of the Company. Represents (i) 21,067 shares over which Ms. Swidler has dispositive power and (ii) 30,156 shares over which Ms. Swidler has the right to acquire dispositive power upon the exercise of stock options exercisable as of or within 60 days after May 5, 2023.

(55)
Consists of (i) 2,268,000 shares of Class A Common Stock held by King Street Global Drawdown Overflow Fund, L.P., (ii) 12,180,780 shares of Class A Common Stock held by KSGDF Holdings II, L.L.C., (iii) 972,000 shares of Class A Common Stock held by Rockford Tower Credit Funding I, Ltd., (iv) 16,512,822 shares of Class A Common Stock held by King Street Capital Master Fund, Ltd., (v) 9,933,192 shares of Class A Common Stock held by King Street Capital, L.P., (vi) 620,946 shares of Class A Common Stock held by King Street Europe Master Fund, Ltd., and (vii) 10,430,856 shares of Class A Common Stock held by King Street Global Drawdown Fund, L.P. (collectively, the “King Street Funds”). King Street Capital Management, L.P. (“KSCM”) may be deemed to have beneficially owned, and to share voting and dispositive power over, a total of 51,946,596 shares of Class A Common Stock. Rockford Tower Capital Management, L.L.C. (“RTCM”) may be deemed to have beneficially owned, and to share voting and dispositive power over, a total of 972,000 shares of Class A Common Stock. King Street Capital Management GP, L.L.C. (“KSCM GP”) and Brian J. Higgins may be deemed to have beneficially owned, and to share voting and dispositive power over, the Class A Common Stock that may be deemed to have been beneficially owned by KSCM and RTCM. The business address of the King Street Funds, KSCM, RTCM, KSCM GP and Mr. Higgins is 299 Park Avenue, 40th Floor, New York, NY 10171.

(56)
Consists of (i) 105,300 shares of Class A Common Stock held by Capital World Bond Fund, (ii) 10,644,210 shares of Class A Common Stock held by American High-Income Trust, (iii) 117,450 shares of Class A Common Stock held by Capital Group Global High – Income Opportunities (LUX), (iv) 3,462,750 shares of Class A Common Stock held by Capital Group Multi-Sector – Income Fund (LUX), (v) 10,530 shares of Class A Common Stock held by Capital Group UK - Global – High Income Opportunities, (vi) 12,960 shares of Class A Common Stock held by Capital Group US High Yield Fund (LUX), (vii) 18,630 shares of Class A Common Stock held by Capital Group Core Plus – Total Return Trust (US), (viii) 24,300 shares of Class A Common Stock held by the Board of Administration of the Water and Power Employees' Retirement, Disability and Death Benefits Insurance Plan on behalf of the Water and Power Employees' Retirement Plan, (ix) 3,726 shares of Class A Common Stock held by the Board of Administration of the Water and Power Employees' Retirement, Disability and Death Benefits Insurance Plan on behalf of the Retiree Health Benefits Fund, (x) 6,739,200 shares of Class A Common Stock held by The Income Fund of America, (xi) 24,300 shares of Class A Common Stock held by Capital Group U.S. Multi-Sector – Income ETF, (xii) 16,200 shares of Class A Common Stock held by American Funds Strategic Bond Fund, (xiii) 22,194 shares of Class A Common Stock held by Capital Group U.S. High-Yield Trust (US), (xiv) 483,570 shares of Class A Common Stock held by American Funds Insurance Series – American High-Income Trust, (xv) 8,100 shares of Class A Common Stock held by American Funds Insurance Series – Capital World Bond Fund, and (xvi) 2,320,650 shares of Class A Common Stock held by American Funds Multi-Sector Income Fund. Capital Research and Management Company (“CRMC”) is the investment adviser for Capital World Bond Fund, American High-Income Trust, Capital Group Global High – Income Opportunities (LUX), Capital Group Multi-Sector – Income Fund (LUX), Capital Group UK - Global – High Income Opportunities, Capital Group US High Yield Fund (LUX), Capital Group Core Plus – Total Return Trust (US), The Income Fund of America, Capital Group U.S. Multi-Sector – Income ETF, American Funds Strategic Bond Fund, Capital Group U.S. High-Yield Trust (US), American Funds Insurance – Series - American High-Income Trust, American Funds Insurance Series – Capital World Bond Fund and American Funds Multi-Sector Income Fund (collectively, the “CRMC Funds”). Capital International, Inc. (“CII”) is the investment adviser for the Board of Administration of the Water and Power Employees’ Retirement, Disability and Death Benefits Insurance Plan on behalf of the Water and Power Employees’ Retirement Plan and the Board of Administration of the Water and Power Employees’ Retirement, Disability and Death Benefits Insurance Plan on behalf of the Retiree Health Benefits Fund (collectively, the “CII Funds”). CRMC or CII may be deemed to be the beneficial owner of the shares of Class A Common Stock held by each CRMC Fund or each CII Fund, as applicable; however, each of CRMC and CII expressly disclaims that it is, in fact, the beneficial owner of such securities. Philip Chitty, Andrew A. Cormack and Thomas Reithinger, as portfolio managers, have voting or investment control over the shares of Class A Common Stock held by Capital World Bond Fund. David A. Daigle, Tom Chow, Tara L. Torrens and Shannon Ward, as portfolio managers, have voting or investment control over the shares of Class A Common Stock held by American High-Income Trust. David A. Daigle, Kirstie Spence, Rob Neithart, Shannon Ward and Wesley Phoa, as portfolio managers, have voting or investment control over the shares of Class A Common Stock held by Capital Group Global High – Income Opportunities (LUX) and Capital Group UK - Global – High Income Opportunities. Barbara Burtin, Jody Jonsson, Steven T. Watson, Noriko Chen, Jonathan Knowles, Patrice Collette, Rob Lovelace, Brady Enright and Andraz Razen, as portfolio managers, have voting or investment control over the shares of Class A Common Stock held by Capital Group Multi-Sector – Income Fund (LUX). Andrew A. Cormack, Philip Chitty, Shannon Ward and Thomas H. Hogh, as portfolio managers, have voting or investment control over the shares of Class A Common Stock held by Capital Group US High Yield Fund (LUX). Ritchie Tuazon, Damien J. McCann, Xavier Goss and Timothy Ng, as portfolio managers, have voting or investment control over the shares of Class A Common Stock held by Capital Group Core Plus – Total Return Trust (US) and American Funds Strategic Bond Fund. Hilda L. Applbaum, Caroline Randall, Pramod Atluri, David A. Daigle, Paul Flynn, Shannon Ward, Dina N. Perry, John R. Queen, Anirudh Samsi, Andrew B. Suzman and Bradley J. Vogt, as portfolio managers, have voting or investment control over the shares of Class A Common Stock held by The Income Fund of America. Damien J. McCann, Scott Sykes, Shannon Ward and Xavier Goss, as portfolio managers, have voting or investment control over the shares of Class A Common Stock held by Capital Group U.S. Multi-Sector – Income ETF. Damien J. McCann, Kirstie Spence, Scott Sykes, Shannon Ward and Xavier Goss, as portfolio managers, have voting or investment control over the shares of Class A Common Stock held by American Funds Multi-Sector Income Fund. David A. Daigle, Tara L. Torrens, Shannon Ward and Tom Chow, as portfolio managers, have voting or investment control over the shares of Class A Common Stock held by Capital Group U.S. High-Yield Trust (US) and American Funds Insurance – Series - American High-Income Trust. Philip Chitty, Andrew A. Cormack and Thomas H. Hogh, as portfolio managers, have voting or investment control over the shares of Class A Common Stock held by American Funds Insurance Series – Capital World Bond Fund. The Board of Administration of the Water and Power Employees' Retirement, Disability and Death Benefits Insurance Plan has voting or investment control over the shares of Class A Common Stock held by the Water and Power Employees' Retirement Plan. The Board of Administration of the Water and Power Employees' Retirement, Disability and Death Benefits Insurance Plan has voting or investment control over the shares of Class A Common Stock held by the Retiree Health Benefits Fund. The address of Capital World Bond Fund, American High-Income Trust, American Funds Insurance Series - American High-Income Trust and American Funds Insurance Series – Capital World Bond Fund is 333 South Hope, 55th Floor, Los Angeles, CA 90071-1406. The address of Capital Group Global High – Income Opportunities (LUX), Capital Group Multi-Sector – Income Fund (LUX) and Capital Group US High Yield Fund (LUX) is 6C Route de Treves, Senningerberg L-2633. The address of Capital Group UK - Global – High Income Opportunities is 40, Grosvenor Place, London SW1X 7GG. The address of Capital Group Core Plus – Total Return Trust (US), The Income Fund of America, Capital Group U.S. Multi-Sector – Income ETF, American Funds Multi-Sector Income Fund, American Fund Strategic Bond Fund and Capital Group U.S. High-Yield Trust (US) is 6455 Irvine Center Drive, Irvine, CA 92618. The address of the Board of Administration of the Water and Power Employees' Retirement, Disability and Death Benefits Insurance Plan on behalf of the Water and Power Employees' Retirement Plan and the Board of Administration of the Water and Power Employees' Retirement, Disability and Death Benefits Insurance Plan on behalf of the Retiree Health Benefits Fund is 111 North Hope Street, Room 357, Los Angeles, CA 90012.
(57)
Consists of (i) 324,810 shares of Class A Common Stock held by SEI Global Master Fund Plc the SEI High Yield Fixed Income Fund, (ii) 171,720 shares of Class A Common Stock held by U.S. High Yield Bond Fund, (iii) 313,470 shares of Class A Common Stock held by SC CREDIT OPPORTUNITIES MANDATE, LLC, (iv) 178,200 shares of Class A Common Stock held by Panther BCM LLC Class B, (v) 943,164 shares of Class A Common Stock held by Teachers' Retirement System of the City of New York, (vi) 765,450 shares of Class A Common Stock held by New York City Police Pension Fund, Subchapter 2, (vii) 203,310 shares of Class A Common Stock held by New York City Fire Department Pension Fund, Subchapter Two, (viii) 299,700 shares of Class A Common Stock held by Panther BCM LLC, (ix) 121,500 shares of Class A Common Stock held by Brigade-SierraBravo Fund LP, (x) 1,014,120 shares of Class A Common Stock held by Mediolanum Best Brands, (xi) 375,030 shares of Class A Common Stock held by Mediolanum Strategia Globale Multi Bond, (xii) 372,600 shares of Class A Common Stock held by Brigade Leveraged Capital Structures Fund Ltd., (xiii) 983,340 shares of Class A Common Stock held by Los Angeles County Employees Retirement Association, (xiv) 89,100 shares of Class A Common Stock held by JPMorgan Funds – Multi-Manager Alternatives Fund, (xv) 123,930 shares of Class A Common Stock held by JPMorgan Chase Retirement Plan Brigade, (xvi) 288,360 shares of Class A Common Stock held by Goldman Sachs Trust II – Goldman Sachs Multi-Manager Non-Core Fixed Income Fund, (xvii) 158,760 shares of Class A Common Stock held by Northrop Grunman Pension Master Trust, (xviii) 590,490 shares of Class A Common Stock held by FedEx Corporation Employees' Pension Trust, (xix) 121,500 shares of Class A Common Stock held by City of Phoenix Employees' Retirement Plan, (xx) 359,640 shares of Class A Common Stock held by Brigade Debt Funding II, Ltd., (xxi) 450,360 shares of Class A Common Stock held by Brigade Debt Funding I, Ltd., (xxii) 422,010 shares of Class A Common Stock held by Platinum Peregrine A 2012 RSC Limited, (xxiii) 127,170 shares of Class A Common Stock held by Big River Group Fund SPC LLC, (xxiv) 413,100 shares of Class A Common Stock held by Brigade High Yield Fund Ltd., (xxv) 200,070 shares of Class A Common Stock held by Brigade Collective

Investment Trust – Brigade Diversified Credit CIT, (xxvi) 2,945,970 shares of Class A Common Stock held by Brigade Credit Fund II Ltd., (xxvii) 226,800 shares of Class A Common Stock held by Future Directions Credit Opportunities Fund, (xxviii) 2,065,500 shares of Class A Common Stock held by TCorpIM High Yield Fund, (xxix) 652,860 shares of Class A Common Stock held by SAS Trustee Corporation, (xxx) 149,040 shares of Class A Common Stock held by The Coca-Cola Company Master Retirement Trust, (xxxi) 502,200 shares of Class A Common Stock held by SEI Institutional Managed Trust-High Yield Bond Fund, (xxxii) 77,760 shares of Class A Common Stock held by SEI Institutional Managed Trust - Multi-Strategy Alternative Fund, and (xxxiii) 767,070 shares of Class A Common Stock held by SEI Institutional Investments Trust-High Yield Bond Fund. Brigade Capital Management, LP (“Brigade LP”) is the investment manager of each of the entities referenced above (the “Brigade Funds”). Donald E. Morgan, III is the Managing Member of Brigade Capital GP, LLC (“Brigade GP”), the general partner of Brigade LP. Brigade LP and Brigade GP may be deemed to have shared voting and dispositive power over, and be deemed to be indirect beneficial owners of, shares directly held by the Brigade Funds. Donald E. Morgan has voting or investment control over the shares of Class A Common Stock held by the Brigade Funds. Each of Donald E. Morgan, Brigade LP and Brigade GP disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. The business address for Donald E. Morgan, the Brigade Funds, Brigade LP and Brigade GP is 399 Park Avenue, 16th Floor, New York, NY 10022.
(58)
Sculptor Capital LP (“Sculptor”), a Delaware limited partnership, is the investment adviser to Sculptor Master Fund, Ltd. (“SCMF”) and Sculptor Credit Opportunities Master Fund, Ltd. (“SCCO”) and thus may be deemed a beneficial owner of the shares in the accounts managed by Sculptor. Sculptor Capital II LP (“Sculptor II”), a Delaware limited partnership, is the investment adviser to Sculptor SC II, LP (“SCII”), and thus may be deemed a beneficial owner of the shares in the accounts managed by Sculptor II. Sculptor Capital Holding Corporation, a Delaware corporation (“SCHC”), serves as the sole general partner of Sculptor and Sculptor II. As such, SCHC may be deemed to control Sculptor and Sculptor II and, therefore, may be deemed a beneficial owner of the shares in the accounts managed by Sculptor and Sculptor II. Sculptor Capital Management, Inc. (“SCU”), a Delaware corporation, is the sole shareholder of SCHC, and may be deemed a beneficial owner of the shares in the accounts managed by Sculptor and Sculptor II. The business address of SCCO, SCII, Sculptor, Sculptor II, SCHC, SCMF and SCU is 9 West 57 Street, 39 Floor, New York, NY 10019.

(59)
Consists of (i) 14,625,344 shares of Class A Common Stock held by Aristeia Master, L.P., (ii) 987,724 shares of Class A Common Stock held by ASIG International Ltd., (iii) 6,387,340 shares of Class A Common Stock held by Blue Peak Limited, (iv) 1,039,000 shares of Class A Common Stock held by DS Liquid Div RVA ARST, LLC, and (v) 913,890 shares of Class A Common Stock held by Windermere Cayman Fund Limited (the “Aristeia Funds”). Aristeia Capital, L.L.C. and Aristeia Advisors, L.L.C. (collectively, “Aristeia”) may be deemed the beneficial owners of the securities described herein in their capacity as the investment manager and/or general partner, as the case may be, of the Aristeia Funds. As investment manager and/or general partner of each Aristeia Fund, Aristeia has voting and investment control with respect to the securities held by each Aristeia Fund. Anthony M. Frascella and William R. Techar are the co-Chief Investment Officers of Aristeia. Each of Aristeia and such individuals disclaims beneficial ownership of the securities referenced herein except to the extent of its or his direct or indirect economic interest in the Aristeia Funds. The business address for Aristeia, the Aristeia Funds, Anthony M. Frascella and William R. Techar is One Greenwich Plaza, Suite 300, Greenwich, CT 06830.

(60)
Consists of (i) 3,148,308 shares of Class A Common Stock held by Silver Point Capital Fund, L.P. and 972 shares of Class A Common Stock that are expected to be delivered to Silver Point Capital Fund, L.P. pursuant to a binding agreement, (ii) 7,708,446 shares of Class A Common Stock held by Silver Point Capital Offshore Master Fund, L.P. and 2,106 shares of Class A Common Stock that are expected to be delivered to Silver Point Capital Offshore Master Fund, L.P. pursuant to a binding agreement, (iii) 1,435,644 shares of Class A Common Stock held by Silver Point Distressed Opportunity Institutional Partners, L.P. , and (iv) 540,918 shares of Class A Common Stock held by Silver Point Distressed Opportunity Institutional Partners Master Fund (Offshore), L.P. (collectively, the “Silver Point Funds”). The Silver Point Funds are managed by Silver Point Capital, L.P. (“Silver Point”) or its wholly owned subsidiaries. Silver Point Capital Management, LLC (“Management”) is the general partner of Silver Point and as a result may be deemed to be the beneficial owner of the securities held by the Silver Point Funds. Each of Mr. Edward A. Mulé and Mr. Robert J. O’Shea is a member of Management and has voting and investment power with respect to the securities held by the Silver Point Funds and may be deemed to be a beneficial owner of the securities held by the Silver Point Funds. The business address of the Silver Point Funds is Two Greenwich Plaza, Suite 1, Greenwich, CT 06830.

(61)	The controlling person of the selling securityholder is Badri Krishnamachari.
	Warrants
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering	Warrants Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
TOCU XXIII LLC(1)	1,165,999	1,165,999	—	*
GCCU VIII LLC(1)	1,165,999	1,165,999	—	*
Vivek Ranadivé TTEE Vivek Ranadivé 2004 Trust(2)	2,606,582	2,606,582	—	*
Murray Rode(3)	38,673	38,673	—	*
Daven Patel(35)	309,387	309,387	—	*
Suraj Jitendra Patel(36)	154,693	154,693	—	*
Total	5,441,333	5,441,333
*	Less than one percent.
(1)
The business address of TOCU XXXIII LLC and GCCU VIII LLC is 650 Newport Center Drive, Newport Beach, CA 92660. PIMCO Investments LLC is a broker-dealer subsidiary of Pacific Investment Management Company LLC, the investment manager of the selling securityholders. Michelle Wilson-Clarke and Julie O’Hara are the controlling persons of the selling securityholders. PIMCO Investments LLC is a broker-dealer subsidiary of Pacific Investment Management Company LLC, the investment manager of the selling securityholders.

(2)
Vivek Ranadivé is the controlling person of the selling securityholder. He served as the Co-CEO and Chairman of Old BowX until the completion of the Business Combination, and now serves as a Director of WeWork.

(3)	Murray Rode was the Co-CEO and CFO of BowX Acquisition Corp. prior to the completion of the Business Combination.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 77,655,804 shares of our Class A Common Stock. We are also registering the resale by the selling securityholders or their permitted transferees of up to 2,483,839,097 shares of our Class A Common Stock (including shares of Class A Common Stock underlying warrants and the SoftBank Exchangeable Notes) and up to 5,441,333 private placement warrants.
The selling securityholders may offer and sell, from time to time, their respective shares of Class A Common Stock and warrants covered by this prospectus. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders may sell their securities by one or more of, or a combination of, the following methods:
•	on the NYSE, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;
•	in privately negotiated transactions;
•	in underwritten transactions;
•	in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;
•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;
•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;
•	through the distribution for value of the securities by any selling securityholder to its partners, members, stockholders or other equityholders;
•	in short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	by pledge to secured debts and other obligations;
•	to or through underwriters or agents;
•	“at the market” or through market makers or into an existing market for the securities;
•	delayed delivery arrangements;
•
through trading plans entered into pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through a combination of any of the above methods of sale ;or
•	any other method permitted pursuant to applicable law.
The selling securityholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the selling securityholders and, at the time of the determination, may be higher or lower than the market price of our securities on the NYSE or any other exchange or market.
The selling securityholders may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers that in turn may sell the securities. The shares may be sold directly or through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling securityholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling securityholders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the selling securityholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The selling securityholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the selling securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of these selling securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the selling securityholders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The selling securityholders will pay any underwriting commissions and discounts, and expenses incurred by the selling securityholders for brokerage, marketing costs, or legal services (other than those detailed below). We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, securities or blue sky law compliance fees, and fees and expenses of our counsel and our independent registered public accounting firm.
We will not receive any of the proceeds from the sale of securities by the selling securityholders, but we will receive the proceeds from the exercise of any private placement warrants for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the Class A Common Stock and/or private placement warrants less any discounts and commissions borne by the selling securityholders.
At the time a particular offer of Class A Common Stock and/or private placement warrants is made, if required, a prospectus supplement will be distributed that will set forth the number of shares of Class A Common Stock and/or private placement warrants being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon by Covington & Burling LLP, Washington, DC.
EXPERTS
The consolidated financial statements of WeWork Inc. appearing in WeWork Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of WeWork Inc.’s internal control over financial reporting as of December 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution.
The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities being registered hereby.
Amount to be paid
SEC registration fee	$115,758
Legal fees and expenses	$90,000
Accounting fees and expenses	$100,000
Printing fees	$5,000
Miscellaneous	—
Total	$310,758
Item 15.	Indemnification of Directors and Officers.
Our Charter provides that all of our directors, officers, employees and agents are entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.
Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.
Section 145. Indemnification of officers, directors, employees and agents; insurance.
(a)
A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)
A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)
(1) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. For indemnification with respect to any act or omission occurring after December 31, 2020, references to “officer” for purposes of paragraphs (c)(1) and (2) of this section shall mean only a person who at the time of such act or omission is deemed to have consented to service by the delivery of process to the registered agent of the corporation pursuant to § 3114(b) of Title 10 (for purposes of this sentence only, treating residents of this State as if they were nonresidents to apply § 3114(b) of Title 10 to this sentence).

(2)
The corporation may indemnify any other person who is not a present or former director or officer of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein.

(d)
Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination,

(1)	By a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or
(2)	By a committee of such directors designated by majority vote of such directors, even though less than a quorum; or
(3)	If there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or
(4)	By the stockholders.
(e)
Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)
The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)
A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section. For purposes of this subsection, insurance shall include any insurance provided directly or indirectly (including pursuant to any fronting or reinsurance arrangement) by or through a captive insurance company organized and licensed in compliance with the laws of any jurisdiction, including any captive insurance company licensed under Chapter 69 of Title 18, provided that the terms of any such captive insurance shall:
(1)
Exclude from coverage thereunder, and provide that the insurer shall not make any payment for, loss in connection with any claim made against any person arising out of, based upon or attributable to any (i) personal profit or other financial advantage to which such person was not legally entitled or (ii) deliberate criminal or deliberate fraudulent act of such person, or a knowing violation of law by such person, if (in the case of the foregoing paragraph (g)(1)(i) or (ii) of this section) established by a final, nonappealable adjudication in the underlying proceeding in respect of such claim (which shall not include an action or proceeding initiated by the insurer or the insured to determine coverage under the policy), unless and only to the extent such person is entitled to be indemnified therefor under this section;

(2)
Require that any determination to make a payment under such insurance in respect of a claim against a current director or officer (as defined in paragraph (c)(1) of this section) of the corporation shall be made by an independent claims administrator or in accordance with the provisions of paragraphs (d)(1) through (4) of this section; and

(3)
Require that, prior to any payment under such insurance in connection with any dismissal or compromise of any action, suit or proceeding brought by or in the right of a corporation as to which notice is required to be given to stockholders, such corporation shall include in such notice that a payment is proposed to be made under such insurance in connection with such dismissal or compromise.

For purposes of paragraph (g)(1) of this section, the conduct of an insured person shall not be imputed to any other insured person. A corporation that establishes or maintains a captive insurance company that provides insurance pursuant to this section shall not, solely by virtue thereof, be subject to the provisions of Title 18.
(h)
For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)
For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)
The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)
The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
WeWork has entered into agreements with WeWork’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Charter. WeWork has purchased a policy of directors’ and officers’ liability insurance that insures WeWork’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against WeWork’s obligations to indemnify WeWork’s officers and directors.

Item 16.	Exhibits.
Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated as of March 25, 2021, by and among BowX Acquisition Corporation, BowX Merger Subsidiary Corp. and New WeWork Inc. (formerly known as WeWork Inc.) (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K/A filed on March 30, 2020).

3.1
Second Amended and Restated Certificate of Incorporation of WeWork Inc., dated October 20, 2021 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8/K filed on October 26, 2021).

3.2
Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of WeWork Inc., dated April 24, 2023 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on April 24, 2023).

3.3	Amended and Restated Bylaws of WeWork Inc., dated as of October 20, 2021 (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on October 26, 2021).
4.1
Warrant Agreement, dated August 4, 2020, between BowX Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to BowX’s Current Report on Form 8-K filed with the SEC on August 10, 2020).

4.2
WeWork Inc. Warrant to Purchase Common Stock, dated as of October 20, 2021, by and between WeWork Inc. and SB WW Holdings (Cayman) Limited (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed on October 26, 2021).

4.3
WeWork Inc. Warrant to Purchase Common Stock, dated as of October 20, 2021, by and between WeWork Inc. and SVF Endurance (Cayman) Limited (incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K filed on October 26, 2021).

4.4
Amended and Restated Registration Rights Agreement, dated as of October 20, 2021, by and among WeWork Inc., BowX Sponsor, LLC and certain stockholders of WeWork Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on October 26, 2021).

5.1	Opinion of Covington & Burling LLP.
23.1	Consent of Covington & Burling LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
24.1	Power of attorney (included on signature page to this registration statement).
107	Filing Fee Table.
Item 17.	Undertakings.
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 of a third party that is incorporated by reference in the registration statement in accordance with Item 1100(c)(1) of Regulation AB shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 8, 2023.
WEWORK INC.

By:	/s/ Sandeep Mathrani
Name: Sandeep Mathrani
Title: Director and Chief Executive Officer
POWER OF ATTORNEY
We, the undersigned directors and officers of WeWork Inc. (the “Registrant”) hereby severally constitute and appoint Sandeep Mathrani with full power of substitution, our true and lawful attorney-in-fact and agent for and in his name, place and stead and on his behalf, and in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement (as well as any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing which said attorney-in-fact and agent may deem necessary or advisable to be done or performed in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and confirming all that each said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:
Name	Title	Date
/s/ Sandeep Mathrani	Director and Chief Executive Officer (Principal Executive Officer)	May 8, 2023
Sandeep Mathrani

/s/ Andre Fernandez	Chief Financial Officer (Principal Financial Officer)	May 8, 2023
Andre Fernandez

/s/ Kurt Wehner	Chief Accounting Officer (Principal Accounting Officer)	May 8, 2023
Kurt Wehner

/s/ Alex Clavel	Director	May 8, 2023
Alex Clavel

/s/ Bruce Dunlevie	Director	May 8, 2023
Bruce Dunlevie

/s/ Daniel Hurwitz	Director	May 8, 2023
Daniel Hurwitz

/s/ Véronique Laury	Director	May 8, 2023
Véronique Laury

Name	Title	Date
/s/ Deven Parekh	Director	May 8, 2023
Deven Parekh

/s/ Vikas Parekh	Director	May 8, 2023
Vikas Parekh

/s/ Vivek Ranadivé	Director	May 8, 2023
Vivek Ranadivé

/s/ David Tolley	Director	May 8, 2023
David Tolley